Exhibit 99.1

Sigma Additive Solutions Reports Third Quarter 2022 Financial Results

Recent Milestone Announcements With SLM Solutions, Novanta, and Release of First Software-Only PrintRite3D® Machine Health Module Position Sigma to Set the Standard for Quality Assurance in the Additive Manufacturing Industry

Management to Host Conference Call Today at 8:30 A.M. ET

SANTA FE, NM – November 14, 2022 – Sigma Additive Solutions, Inc. (NASDAQ:SASI) (“Sigma”, “we,” “our,” or the “Company”), a leading developer of quality assurance software to the commercial 3D printing industry, has reported its financial and operational results for the quarter ended September 30, 2022.

Key Third Quarter and Subsequent 2022 Highlights and Business Update

●	Sigma expands its OEM footprint with in-process quality assurance software to be certified as PrintRite3D Ready to work with SLM Solutions’ industrial metal additive manufacturing machines utilizing SLM’s open architecture and SLM.Quality API
●	Partnered with Novanta, a premier global supplier of laser photonics, to pioneer the first fully integrated scan head with quality assurance – agnostic of original equipment manufacturer (OEM) printer
●	Launched software-only module, PrintRite3D® Machine Health in beta, focused on standardizing machine health data logs, which will be connected to our future broader software product base that includes Process Health and Part Health modules
●	Announced agreement with Dyndrite allowing connection of Dyndrite-generated tool paths to in-process quality data for the first time
●	Appointed Stephan Kuehr, founder of 3YOURMIND and additive industry veteran, as General Manager of European Operations to help bring our digital quality assurance future to the next level, deepening OEM and independent software vendor (ISV) relationships

“As noted last quarter, we are tracking the following key performance indicators (KPIs) to monitor the progress and execution of our new business plan: (1) revenue; (2) order backlog; (3) pipeline growth; (4) deal closure time reduction; and (5) partner expansion. These are the KPIs we see as critical to achieving our business plan over the next two years. To be clear, we are focused on moving away from only selling an individual printer solution, to supporting the additive industry, as a whole, at scale,” stated Jacob Brunsberg, President and Chief Executive Officer of Sigma.

KPIs to Monitor Progress:

●	Revenue of $188 thousand in Q3, tracking with a shift to subscription pricing heading into the launch of our first software-only product in Q4, with others targeted first half of 2023.
●	Order backlog for the fourth quarter, defined as firm orders received but not yet shipped, totaled $334 thousand of both perpetual and subscription sales. This represents an increase in our order backlog of 39% from the second quarter
●	Pipeline remained strong, with over 250 active qualified leads, and aging/stagnant leads are re-emerging as a result of our software only path.
●	Average deal cycle closure time showing continued reduction at 4.4 months.
●	Partner additions increased ahead of plan, bringing the total to 6 OEM/hardware partners (Novanta, Additive Industries, DMG Mori, Aconity, amace, and SLM Solutions) and 4 ISV partners (Materialise, AMFG, Sentient Science, and Dyndrite)

Management Commentary

“We continue to move with urgency in our business transition. We have a mission to accelerate the adoption of additive manufacturing by setting the standard for quality, and we have charted our path to deliver the first holistic digital quality experience for the additive industry with the following objectives:

●	Simplifying the quality experience from up to twelve disparate software licenses and multiple manual spreadsheets, to a single user experience that is integrated with production workflow.
●	Building strategic partnerships, expanding our partner ecosystem, and best ensuring success of existing customers as they move into production.
●	Offering products that are easier to use and less expensive, both for initial purchases and as expansion opportunities.
●	Attracting a strategic corporate investment partner with clear product, customer, and financial synergies.

“Consistent with our new business model, during the quarter we developed new partnerships, software and hardware solutions that simplify quality workflow, and the setup of networks to further enable us to deploy our technology at scale,” said Brunsberg.

“We have begun to launch our new software only suite of solutions. In addition to the just announced beta release of our machine health module, a future “process” health module, together with our melt pool analytics for the “part”, will provide a holistic in-process quality base for us to connect to the broader digital quality ecosystem.

“Further, we have re-aligned resources to accelerate our strategy, including a focus on reducing operating expenses and the addition of strategic talent, increased our OEM and software footprint, and continued work to close on our corporate development initiatives around strategic investment and M&A.

“We believe the industry is evolving. application programming interfaces (APIs), are opening up as some of our relationships with OEMs have become public. There is also a trend toward consolidation in additive manufacturing as companies align for profitability. Sigma has made demonstrable progress in 2022 connecting to other products in the AM digital quality stream, and a connection to a strategic partner paired with near term execution can augment our ability to scale, support the market, and create value. Further, we believe alignment with a strategic partner would allow for common growth, vision, and funding of the Company to achieve its mission, but would also provide an opportunity for other strategic relationships, including potential future acquisitions that could further accelerate the execution of our digital quality vision.

“Looking ahead, we continue to make progress on our evolution to a subscription pricing model and transform to software only product options. We believe this transition will make Sigma accessible at scale for supporting qualification and production across thousands of machines at hundreds of customer sites, and significantly impact the additive manufacturing quality with scalable solutions that improve machine, process, and part quality,” Brunsberg concluded.

Third Quarter 2022 Financial Results

Revenue for the third quarter of 2022 totaled $188,245 as compared to $700,237 for the third quarter of 2021. The decrease was primarily due to fewer PrintRite3D® unit sales, and a decrease in contract additive manufacturing revenue partially offset by an increase in annual maintenance contract renewals, as compared to the third quarter of 2021.

Gross profit for the third quarter of 2022 was $108,532, which resulted in a gross margin of 58% as compared to $535,471, or 76%, in the third quarter of 2021.

Operating expenses for the third quarter of 2022 were $2.4 million as compared to $3.0 million for the same period in 2021. The decrease in operating expenses was primarily attributable to a decrease in stock-based compensation expense and organization costs.

Cash used in operating activities for the nine months ended September 30, 2022 totaled $6.4 million as compared to $4.8 million in the nine months ended September 30, 2021, an increase of $1.6 million.

Net loss for the third quarter of 2022 was $2.3 million, or $0.22 per share, as compared to a net loss of $2.5 million, or $0.24 per share, in the third quarter of 2021.

Cash totaled $4.8 million at September 30, 2022, as compared to $11.4 million at December 31, 2021.

Third Quarter 2022 Results Conference Call

Sigma Additive Solutions CEO Jacob Brunsberg and CFO Frank Orzechowski will host the conference call, followed by a question-and-answer period.

To access the call, please use the following information:

Date:	Monday November 14, 2022
Time:	8:30 a.m. Eastern time, 5:30 a.m. Pacific time
Toll-free dial-in number:	1-877-300-8521
International dial-in number:	1-412-317-6026
Conference ID:	10172669

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MZ Group at 1-949-491-8235.

The conference call will be broadcast live and available for replay at https://viavid.webcasts.com/starthere.jsp?ei=1578896&tp_key=d0ac064246 and via the investor relations section of the Company’s website at www.sigmaadditive.com.

A replay of the conference call will be available after 11:30 a.m. Eastern time through November 28, 2022.

Toll-free replay number:	1-844-512-2921
International replay number:	1-412-317-6671
Replay ID:	10172669

About Sigma Additive Solutions

Sigma Additive Solutions, Inc. is a leading provider of in-process quality assurance (IPQA™) solutions to the additive manufacturing industry. Sigma specializes in the development and commercialization of real-time monitoring and analytics known as PrintRite3D® for 3D metal and polymer advanced manufacturing technologies. PrintRite3D detects and classifies defects and anomalies real-time during the manufacturing process, enabling significant cost-savings and production efficiencies by reducing waste, increasing yield and shortening cycle times. Sigma believes its software solutions will be a major catalyst for the acceleration and adoption of industrial 3D printing. For more information, please visit www.sigmaadditive.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, market and other conditions, Sigma’s business and financial condition, the extent of the market’s acceptance of PrintRite3D®, Sigma’s ability to satisfy its capital needs through increasing its revenue and obtaining additional financing, and general economic, industry or political conditions in the United States or internationally. Sigma disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact Sigma’s forward-looking statements, please see disclosures contained in Sigma’s public filings with the SEC, including the “Risk Factors” in Sigma’s Annual Report on Form 10-K, which may be viewed at www.sec.gov.

Sigma Additive Solutions Contact

Chris Tyson
Executive Vice President
MZ Group - MZ North America
949-491-8235
SASI@mzgroup.us

www.mzgroup.us

Sigma Additive Solutions, Inc. (formerly Sigma Labs, Inc.)

Condensed Balance Sheets

	September 30, 2022 (Unaudited)	December 31, 2021

ASSETS
Current Assets:
Cash	$4,800,680	$11,447,047
Accounts Receivable, net	367,770	412,192
Inventory	967,432	710,080
Prepaid Assets	177,724	114,278
Total Current Assets	6,313,606	12,683,597

Other Assets:
Property and Equipment, net	244,838	232,282
Intangible Assets, net	1,084,205	925,111
Total Other Assets	1,329,043	1,157,393

TOTAL ASSETS	$7,642,649	$13,840,990

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable	$403,547	$206,442
Deferred Revenue	129,689	148,855
Accrued Expenses	287,645	625,942
Total Current Liabilities	820,881	981,239

TOTAL LIABILITIES	820,881	981,239

Stockholders’ Equity
Preferred Stock, $0.001 par value; 10,000,000 shares authorized; 465 shares issued and outstanding	1	1
Common Stock, $0.001 par value; 24,000,000 shares authorized; 10,498,802 shares issued and outstanding	10,499	10,499
Additional Paid-In Capital	54,193,981	53,442,431
Accumulated Deficit	(47,382,713)	(40,593,180)
Total Stockholders’ Equity	6,821,768	12,859,751

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,642,649	$13,840,990

Sigma Additive Solutions, Inc. (formerly Sigma Labs, Inc.)

Condensed Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

REVENUES	$188,245	$700,237	$476,749	$1,302,525

COST OF REVENUE	79,713	164,766	312,879	409,493

GROSS PROFIT	108,532	535,471	163,870	893,032

OPERATING EXPENSES:
Salaries & Benefits	1,227,805	1,222,760	3,704,633	3,055,279
Stock-Based Compensation	275,418	659,512	613,833	893,431
Operations and R&D Costs	152,245	131,772	442,548	608,812
Investor, Public Relations and Marketing	46,832	119,622	293,458	342,725
Organization Costs	140,522	342,112	260,088	578,256
Legal & Professional Service Fees	252,886	261,075	608,830	681,941
Office Expenses	183,608	172,238	692,640	472,335
Depreciation & Amortization	26,857	27,689	88,302	76,502
Other Operating Expenses	86,783	90,108	263,747	267,663
Total Operating Expenses	2,392,956	3,026,888	6,968,079	6,976,944

LOSS FROM OPERATIONS	(2,284,424)	(2,491,417)	(6,804,209)	(6,083,912)

OTHER INCOME (EXPENSE)
Interest Income	278	2,981	3,025	10,053
State Incentives	-	-	76,628	-
Exchange Rate Loss	(6,184)	(490)	(16,950)	(333)
Interest Expense	(1,978)	(2,052)	(5,367)	(5,434)
Other Income	-	-	-	1,092,441
Total Other Income (Expense)	(7,884)	439	57,336	1,096,727

LOSS BEFORE PROVISION FOR INCOME TAXES	(2,292,308)	(2,490,978)	(6,746,873)	(4,987,185)

Provision for income Taxes	-	-	-	-

Net Loss	$(2,292,308)	$(2,490,978)	$(6,746,873)	$(4,987,185)

Preferred Dividends	(14,220)	(14,220)	(42,660)	(89,347)

Net Loss Applicable to Common Stockholders	$(2,306,528)	$(2,505,198)	$(6,789,533)	$(5,076,532)

Net Loss per Common Share – Basic and Diluted	$(0.22)	$(0.24)	$(0.65)	$(0.53)

Weighted Average Number of Shares Outstanding – Basic and Diluted	10,498,802	10,494,560	10,498,802	9,602,666

Sigma Additive Solutions, Inc. (formerly Sigma Labs, Inc.)

Condensed Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30, 2022	September 30, 2021
OPERATING ACTIVITIES
Net Loss	$(6,746,873)	$(4,987,185)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Noncash Expenses:
Depreciation and Amortization	88,302	76,502
Gain on Derivative Liability	-	(1,092,441)
Stock-Based Compensation - Employees	613,833	893,431
Stock-Based Compensation - Third Party Services	24,463	128,809
Stock-Based Compensation - Directors	70,594	404,580
Change in Assets and Liabilities:
Accounts Receivable	44,422	(335,178)
Inventory	(257,352)	(196,896)
Prepaid Assets	(63,446)	(13,940)
Accounts Payable	197,105	94,220
Deferred Revenue	(19,166)	7,523
Accrued Expenses	(338,297)	233,985
NET CASH USED IN OPERATING ACTIVITIES	(6,386,415)	(4,786,590)

INVESTING ACTIVITIES
Purchase of Property and Equipment	(83,848)	(116,631)
Purchase of Intangible Assets	(176,104)	(138,141)
NET CASH USED IN INVESTING ACTIVITIES	(259,952)	(254,772)

FINANCING ACTIVITIES
Gross Proceeds from Public and Private Issuances of Securities	-	14,869,899
Less Offering Costs	-	(1,600,967)
Proceeds from Exercise of Warrants	-	1,136,010
NET CASH PROVIDED BY FINANCING ACTIVITIES	-	14,404,942

NET CHANGE IN CASH FOR PERIOD	(6,646,367)	9,363,580

CASH AT BEGINNING OF PERIOD	11,447,047	3,700,814

CASH AT END OF PERIOD	$4,800,680	$13,064,394

Supplemental Disclosures:
Noncash Investing and Financing Activities Disclosure:
Issuance of Common Shares for Preferred Dividends	$-	$89,347
Other Noncash Operating Activities Disclosure:
Issuance of Securities for services	$95,057	$533,387
Disclosure of Cash Paid for:
Interest	$5,367	$5,434
Income Taxes	$-	$-